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EXHIBIT 4.1
CUSIP  #

         THIS SECURITY IS NOT A SAVINGS ACCOUNT, DEPOSIT OR OTHER OBLIGATION OF ANY BANK OR NONBANK SUBSIDIARY OF THE COMPANY AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

         THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE OR THE RELATED OFFICERS' CERTIFICATE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

         Unless this Security is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co., or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

                       THE BANK OF NEW YORK COMPANY, INC.
        4.25% FIXED RATE/FLOATING RATE SENIOR SUBORDINATED NOTES DUE 2012


No. ---  $250,000,000


         THE BANK OF NEW YORK COMPANY, INC., a corporation duly organized and existing under the laws of the State of New York (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of Two Hundred Fifty Million Dollars ($250,000,000) on September 4, 2012, and until the principal hereof is paid or made available for payment to pay interest thereon (i) from and including September 4, 2002 or from and

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including the most recent Interest Payment Date (as defined in this Security)
thereafter to which interest has been paid or duly provided for, to but excluding September 4, 2007 (the "fixed rate period"), semi-annually on March 4 and September 4 of each year, beginning March 4, 2003, at the rate of 4.25% per annum and (ii) from and including September 4, 2007 or from and including the most recent Interest Payment Date thereafter to which interest has been paid or duly provided for to but excluding September 4, 2012 or earlier date of redemption (the "floating rate period"), quarterly on each March 4, June 4, September 4 and December 4 of each year beginning December 4, 2007 (each such semi-annual or quarterly payment date, an "Interest Payment Date"), at a per annum rate equal to LIBOR (as defined in this Security) plus 1.48%, as determined by The Bank of New York, as calculation agent (the "Calculation Agent"), and reset quarterly as described in this Security. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day (as defined in this Security)) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. During the floating rate period, the amount of interest for each day the Securities are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the Securities. The amount of interest to be paid on the Securities for each interest period during the floating rate period will be calculated by adding the daily interest amounts for each day in the interest period.

         Except as described below for the first interest period, on each Interest Payment Date, during the fixed rate period and the floating rate period, the Company shall pay interest for the period commencing on and including the immediately preceding

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Interest Payment Date and ending on the day next preceding that Interest Payment
Date (an "interest period"). The first interest period, however, will begin on and include September 4, 2002 and will end on but exclude March 4, 2003.

         During the fixed rate period, in the event that an Interest Payment Date is not a Business Day, the Company shall pay interest on the next day that is a Business Day, with the same force and effect as if made on that Interest Payment Date, and without any interest or other payment with respect to the delay. During the floating rate period, in the event that an Interest Payment Date is not a Business Day, that Interest Payment Date will be postponed to the next day that is a Business Day; provided, however, if such interest payment date occurs during the floating rate period and such next Business Day is in a different month, then the Company shall pay interest on the Business Day immediately preceding that Interest Payment Date. If the maturity date or date of earlier redemption falls on a date that is not a Business Day, the payment of principal and interest, if any, will be made on the next succeeding Business Day, and no interest shall accrue for the period from and after such maturity date or date of earlier redemption.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligate by law or executive order to close.

         "Determination Date", with respect to an Interest Reset Period (as defined in this Security), means the second London Banking Day (as defined in this Security) preceding the first day of that Interest Reset Period.

         "Interest Reset Period" means each period during the floating rate period from and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date. The first Interest Reset Period during the floating rate period will begin on and include September 4, 2007 and will end on but exclude December 4, 2007.

         "LIBOR", with respect to an Interest Reset Period, means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day that appears on Telerate Page 3750 (as defined in this Security) as of 11:00 A.M., London time, on the Determination Date. If Telerate Page 3750 does not include this rate or is unavailable on the Determination Date, the calculation

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agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide that bank's offered quotation (expressed as a percentage per annum) as of approximately 11:00 A.M., London time, on the Determination Date to prime banks in the London interbank market for deposits in a Representative Amount (as defined in this Security) in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two offered quotations are so provided, LIBOR for that Interest Reset Period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide that bank's rate (expressed as a percentage per annum) as of approximately 11:00 A.M., New York City time, on the Determination Date for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two rates are so provided, LIBOR for that Interest Reset Period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for that Interest Reset Period will be LIBOR in effect with respect to the immediately preceding Interest Reset Period or, in the case of the first Interest Reset Period, 4.25% per annum.

         "London Banking Day" means any day on which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

         "Representative Amount" means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

         "Telerate Page 3750" means the display designated as "Page 3750" on Moneyline Telerate or any successor service (or such other page as may replace Page 3750 on that service or any successor service).

         All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g. 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

         The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

         The Securities are not redeemable prior to September 4, 2007. The Securities will be redeemable in whole or in part at the option of the Company, beginning September 4, 2007 and on any Interest Payment Date thereafter at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus any accrued but unpaid interest to the date of redemption. Notice of redemption will be mailed to the holders of the Securities to be redeemed not less than 15 nor more than 30 days prior to the redemption date.

         Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled hereto as such address shall appear in the Security Register.

         This Security is one of a duly authorized issue of securities of the Company (herein called the "Securities"), issued and to be issued in one or more series under an Indenture, dated as of October 1, 1993 (herein called the "Indenture"), between the Company and J.P. Morgan Trust Company, National Association, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated above.

         This Global Security shall be exchangeable for Securities of this series registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as the Depositary or if at any time such Depositary ceases to be a clearing agency registered under the United States Securities Exchange Act of 1934, at a time when such Depositary is required to be so registered in order to act as Depositary, (ii) the

Company executes and delivers to the Trustee a Company order that the Global Security shall be so exchangeable or (iii) there shall have occurred and be continuing a Default, or an event which, with the giving of notice or the lapse of time, or both, would constitute a Default, with respect to the Securities of this series. To the extent that this Global Security is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Securities of this series registered in such names as the Depositary shall direct.

         Notwithstanding any other provision herein, this Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

         The Indenture contains provisions for defeasances at any time of (a) the entire indebtedness evidenced by this Security and (b) certain restricted covenants, in each case upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Security.

         The indebtedness evidenced by the Securities of this series is, to the extent provided in the Indenture, subordinated and subject in right of the payment in full of the principal of (and premium, if any) and interest on all Senior Indebtedness, as defined in the Indenture, and this security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, agrees that each holder of Senior Indebtedness, whether created or acquired before or after the issuance of the Securities of this series, shall be deemed conclusively to have relied on such provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness. The Indenture also provides that if, upon the occurrence of certain events of bankruptcy or insolvency relating to the Company, there remains, after giving effect to such subordination provisions, any amount of cash, property or securities available for payment or distribution in respect of Securities of this series (as defined in the Indenture, "Excess Proceeds"), and if, at such time, any Entitled Person (as defined in the Indenture) has not received payment in full of all amounts due or to become due on or in respect of Other Financial Obligations (as defined in the Indenture), then such Excess Proceeds shall first be applied to pay or provide for the payment in full of such Other Financial Obligations before any payment or distribution may be made in respect of Securities of this series. This Security is also issued subject to the provisions of the Indenture regarding payments to Entitled Persons in respect of

Other Financial Obligations. Each Holder of this Security, by accepting the same, agrees to be bound by the provisions of the Indenture described herein and authorizes and directs the Trustee to take such action on its behalf as may be necessary or appropriate to acknowledge or effectuate the subordination of this Security and payment of Excess Proceeds as provided in the Indenture and appoints the Trustee its attorney-in-fact for any and all such purposes.

         If an Event of Default with respect to securities of this series shall occur and be continuing, the principal of the securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Payment of the principal of the Securities of this series may be accelerated only in the case of certain events involving the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration of payment of the Securities of this series in the case of a default in the performance of any covenant of the Company, including payment of principal or interest.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the security registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax, or other governmental charge payable in connection therewith.

         Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         The Depositary by acceptance of this Global Security agrees that it will not sell, assign, transfer or otherwise convey any beneficial interest in this Global Security unless such beneficial interest is in an amount equal to an authorized denomination for Securities of this series.

         This Security shall be governed by and construed in accordance with the laws of the State of New York.

         All terms used in this Security which are defined and the Indenture shall have the meanings assigned to them in the Indenture.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

                      [This space left blank intentionally]

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         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: September 4, 2002

THE BANK OF NEW YORK COMPANY, INC.



By________________________________


[SEAL]


Attest:


________________________________


                          CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION as Trustee

By: The Bank of New York
     Authenticating Agent


By:_______________________________